95  Enterprise
                                              Aliso Viejo, California 92656-2601
SAFEGUARD                                     949.425.4300



CONTACT:    DENNIS  L.  GATES
            SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
            (949) 425-4531


            SAFEGUARD  COMPLETES RECAPITALIZATION, STRENGTHENING
              BALANCE SHEET AND POSITIONING COMPANY FOR GROWTH


ALISO VIEJO, CALIFORNIA (FEBRUARY 8, 2001) - SafeGuard Health Enterprises, Inc. (OTC BULLETIN BOARD: SFGD) today announced it has completed the conversion of approximately $53 million of debt and accrued interest into convertible preferred stock which carries no dividend. This transaction significantly strengthens the Company's balance sheet. As a result, John Hancock Life Insurance Company, a subsidiary of John Hancock Financial Services, Inc., (NYSE:JHF) owns directly or indirectly approximately 40% of the Company; CAI Partners, an investment partnership with significant experience in the healthcare industry, owns approximately 24% of the Company; Jack R. Anderson, a well-known healthcare investor, owns approximately 7% of the Company; and management owns, including stock options, approximately 9% of the Company.

In commenting on the closing, James E. Buncher, SafeGuard's President and Chief Executive Officer, said, "We are pleased to have completed this transaction, which leaves SafeGuard with a strong balance sheet, virtually no debt, net interest income and strong financial partners. This transaction restores the Company's financial strength and places the Company in a position to execute its future growth plans, including pursuing value-added acquisitions and other development opportunities. We continue to build positive momentum, generated by our focus on cost controls and consolidation of administrative services, as well as the successful implementation of a number of major service programs to ensure that our brokers, members, clients and providers receive outstanding customer service."

The Company also announced that, in connection with this transaction, Stephen J. Blewitt, Managing Director of the Bond and Corporate Finance Group of John Hancock Life Insurance Company, joined SafeGuard's board of directors, increasing the number of board members to seven. In addition to serving as a Managing Director of the Bond and Corporate Finance Group, Mr. Blewitt also serves as a Director of Learning Curve International. Mr. Blewitt received his bachelor's degree from the University of Chicago and his master's degree from Boston University.


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SFGD Closes Recapitalization Transaction
Page  2
February  8,  2001

SafeGuard provides managed care dental plans, PPO/indemnity dental plans, vision benefit plans, administrative services, and preferred provider organization services. The Company serves approximately 800,000 members, primarily in California, Texas, Florida and Missouri.

The Company notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the control of the Company, include those risk factors and other information that are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, the Company's Report on Form 8-K as of March 16, 2000, and the Company's Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000, on file with the U.S. Securities and Exchange Commission.

                                      -END-


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